Exhibit 23.1





                        CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-3 (No. 33-59451) of our report dated February 24, 1995, which is attached as
Exhibit 13.3 to Diamond Shamrock, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which is included in Item 14(a)(2) of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Prospectus.



/S/ PRICE WATERHOUSE LLP



PRICE WATERHOUSE LLP




San Antonio, Texas
June 22, 1995



W2963.TW